Exhibit 99.1

The First Receives Regulatory Approval for Two Branches
DAMARISCOTTA, Maine, August 27, 2012 - The First, N.A., a subsidiary of The First Bancorp, Inc. (NASDAQ: FNLC), announced today that the Office of the Comptroller of the Currency ("OCC") has approved The First's purchase of the branch at 63 Union Street in Rockland, Maine from Camden National Bank. As part of the transaction, The First will acquire deposit accounts in the Rockland location as well as a small volume of loans. The transfer is expected to take place in late October, and customers who bank at the existing Rockland branches of The First and Camden National will not be impacted.
In addition, The First has received approval from the OCC to open a de novo branch at 145 Exchange Street in Bangor, Maine, in a building it is purchasing from Camden National. The First intends to open a full-service banking center at the 145 Exchange Street location in the first quarter of 2013. Camden National will be relocating from the 145 Exchange Street building to 80 Exchange Street.
"As I noted when we announced these transactions in June, we are excited about the opportunities they provide for The First," noted Daniel R. Daigneault, President & Chief Executive Officer of The First. "The branch at 63 Union Street will enhance our ability to serve our existing Rockland customers from a second location. We intend to retain the existing employees at this branch and will make the transition as easy as possible for our new customers. The Exchange Street building in Bangor is centrally located in the downtown business district, and we feel it offers an excellent opportunity for us to enter this expanding Northern Maine market."
The branch The First is purchasing at 63 Union Street in Rockland is currently operated by Bank of America.
About The First
The First Bancorp, Inc. (NASDAQ: FNLC), headquartered in Damariscotta, Maine, is the holding company for The First, N.A. Founded in 1864, The First is an independent community bank serving Mid-Coast and Down East Maine and currently has 14 offices in Lincoln, Knox, Hancock and Washington Counties. The First provides a full range of consumer and commercial banking products and services. First Advisors, a division of The First, provides investment advisory, private banking and trust services from three offices in Lincoln and Hancock Counties. For more information, please contact F. Stephen Ward, the First's Chief Financial Officer, at 207.563.3272.
Forward-Looking and Cautionary Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.